Exhibit 10.3

UMAMI SUSTAINABLE SEAFOOD, INC.
NON-PLAN STOCK OPTION AGREEMENT

THIS NON-PLAN STOCK OPTION AGREEMENT (this “Option Agreement”) dated as of January 4, 2012 by and between Umami Sustainable Seafood, Inc., a Nevada corporation (the “Corporation”), and Tim Fitzpatrick (the “Grantee”) evidences the nonqualified stock option (the “Option”) granted by the Corporation to the Grantee as to the number of shares of the Corporation’s common stock (“Common Stock”) first set forth below.

Number of Shares of Common Stock:[1]    875,000     Award Date:          January 5, 2012

Exercise Price per Share:[1]              $1.60                    Expiration Date:[1,2] January 5, 2017

Vesting[1,2] The Option is subject to time-based and performance-based vesting requirements as set forth in Section 1 of the Terms.

The Option is subject to the Terms and Conditions of Non-Plan Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference). The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The parties agree to the terms of the Option set forth herein. The Grantee acknowledges receipt of a copy of the Terms.

The Option is the stock option referred to in Section 3(c) of the Employment Agreement dated as of January 3, 2012 between the Corporation and the Grantee (the “Employment Agreement”); provided, however, that the Corporation and the Grantee expressly agree that this Option Agreement sets forth the terms and conditions of the Option and that, to the extent that this Option Agreement conflicts with any provision of the Employment Agreement, the provisions of this Option Agreement will control. The Option is a stand-alone option grant and was not granted under any of the Corporation’s equity incentive plans. Any shares issued in respect of the Option shall not count against the share limits of any such plan.

“GRANTEE”	UMAMI SUSTAINABLE SEAFOOD, INC.
a Nevada corporation

Signature	By:

Print Name:
Print Name

Title:

[1]	Subject to adjustment under Section 6.1 of the Terms.
[2]	Subject to early termination under Section 4 of the Terms and Section 6.2 of the Terms.

UMAMI SUSTAINABLE SEAFOOD, INC.
TERMS AND CONDITIONS OF NON-PLAN STOCK OPTION

1.	Vesting; Limits on Exercise; Incentive Stock Option Status.

1.1       Vesting. Subject to early termination pursuant to Section 4 below, the Option shall vest in accordance with the provisions of this Section 1.1:

•	Time-Based Vesting. Forty-five percent (45%) of the Option shall be subject to time-based vesting (the “Time-Based Option”). The Time-Based Option shall become vested as in six (6) substantially equal semi-annual installments, with the first such installment vesting on July 5, 2012 and an additional installment vesting at the end of each of the five consecutive six-month periods thereafter.

•	Performance-Based Vesting. Fifty-five percent (55%) of the Option shall be subject to performance-based vesting (the “Performance-Based Option”). The Performance-Based Option will vest in full upon the closing of the Contemplated Equity Offering (as such term is defined in Section 3(d) of the Employment Agreement).

•	Change in Control. Notwithstanding the foregoing, upon the occurrence of either a Change in Control (as defined in Section 4(a)(iii) of the Employment Agreement) or at such time that the Corporation is no longer required to file reports with the U.S. Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (a “Delisting”), and provided that the Grantee’s employment or service with the Corporation continues through the date of such Change in Control or Delisting, the Option (including both the Time-Based Option and the Performance-Based Option), to the extent then outstanding and unvested, will be fully vested on the date of such event.

1.2      Limits on Exercise; No Fractional Shares. The Option may be exercised only to the extent the Option is vested and exercisable. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option. Fractional share interests shall be disregarded, but may be cumulated.

1.3      Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code (the “Code”).

2.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule applicable to the Option requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below. For avoidance of doubt, the provisions in Section 4(a)(i) of the Employment Agreement relating to the acceleration of vesting of equity awards in connection with certain terminations of the Grantee’s employment will not apply to the Option.

Nothing contained in this Option Agreement constitutes a continued employment or service commitment by the Corporation or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation (a “Subsidiary”), affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

•	a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

•	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in shares of Common Stock already owned by the Grantee, valued at their fair market value (as determined by the Administrator) on the exercise date;

•	any written statements or agreements as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements; and

•	satisfaction of the tax withholding provisions of Section 7 below.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator, or, subject to such procedures as the Administrator may adopt, authorize a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option. As used herein, the “Administrator” means the Board of Directors of the Corporation (the “Board”) or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Option Agreement.

4.	Early Termination of Option.

4.1      Expiration Date. Subject to earlier termination as provided below in this Section 4, the Option will terminate on the “Expiration Date” set forth in the cover page of this Option Agreement (the “Expiration Date”).

4.2      Possible Termination of Option upon Certain Corporate Events. The Option is subject to early termination in connection with certain corporate events as described in Section 6.2 of the Terms below.

4.3      Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.2 above, if the Grantee ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Corporation or a Subsidiary is referred to as the Grantee’s “Severance Date”):

•	other than as expressly provided below in this Section 4.3, (a) the Grantee will have until the date that is 3 months after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 3-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-month period;

•	if the termination of the Grantee’s employment or services is the result of the Grantee’s death or Disability (as defined in the Employment Agreement), (a) the Option, to the extent outstanding and not vested on the Severance Date, shall become fully vested as of the Severance Date, (b) the Grantee (or his beneficiary or personal representative, as the case may be) will have until the date that is 12 months after the Grantee’s Severance Date to exercise the Option, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period;

•	if the Grantee’s employment or services are terminated by the Corporation or a Subsidiary for Cause (as defined in the Employment Agreement), the Option (whether vested or not) shall terminate on the Severance Date.

In the event the Grantee is providing services to the Corporation (other than as an employee), the Administrator shall be the sole judge of whether the Grantee continues to render services for purposes of this Option Agreement.

5.	Transfer Restrictions.

5.1      Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) Section 5.2 or required by applicable law: (a) the Option is non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) the Option shall be exercised only by the Grantee; and (c) amounts payable or shares issuable pursuant to the Option shall be delivered only to (or for the account of) the Grantee.

5.2      Exceptions to Limits on Transfer. The Administrator may permit the Option to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Grantee or by the Grantee’s family members). In addition, the exercise and transfer restrictions in Section 5.1 shall not apply to:

•	transfers to the Corporation (for example, in connection with the expiration or termination of the Option),

•	the designation of a beneficiary to receive benefits in the event of the Grantee’s death or, if the Grantee has died, transfers to or exercise by the Grantee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

•	transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

•	if the Grantee has suffered a disability, permitted transfers or exercises on behalf of the Grantee by his or her legal representative, or

•	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of the Option consistent with applicable laws and the express authorization of the Administrator.

6.	Adjustments; Corporate Transactions.

6.1      Adjustments. Subject to Section 6.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option, (2) the Exercise Price of the Option, and/or (3) the securities, cash or other property deliverable upon exercise or payment of the Option, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Option and this Option Agreement.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 6.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

6.2      Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of the Option or the cash, securities or property deliverable to the holder of the Option, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Option or the Option would otherwise continue in accordance with its terms in the circumstances, (1) the Option, to the extent then outstanding and unvested, shall become fully vested, and (2) the Option shall terminate upon the related event; provided that the holder of the Option shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise the Option (after giving effect to any accelerated vesting required in the circumstances) in accordance with the terms hereof before the termination of the Option (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of the Option that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph, the Administrator may, in its discretion, provide for the accelerated vesting of the Option as and to the extent determined by the Administrator in the circumstances. In the event of a cash or property settlement of the Option, the Administrator shall base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the Exercise Price. In any of the events referred to in this Section 6.2, the Administrator may take such action contemplated by this Section 6.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the Grantee to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the Option if an event giving rise to an acceleration and termination does not occur.

Any good faith determination by the Administrator pursuant to its authority under this Section 6.2 shall be conclusive and binding on all persons.

7.	Tax Withholding.

Upon any exercise or payment of the Option, the Corporation or one of its Subsidiaries shall have the right at its option to:

(1)	require the Grantee (or the Grantee’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such exercise or payment; or

(2)	deduct from any amount otherwise payable in cash (whether related to the Option or otherwise) to the Grantee (or the Grantee’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such exercise or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under the Option, the Administrator may in its sole discretion (subject to compliance with all applicable laws and regulations) require or grant to the Grantee the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 8.

9.	Compliance with Laws.

The grant of the Option and the offer, issuance and delivery of shares of the Corporation’s Common Stock are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Option will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

10.	Entire Agreement.

This Option Agreement constitutes the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Any amendment of this Option Agreement must be in writing and signed by the Corporation, provided that no such amendment shall, without written consent of the Grantee, affect in any manner materially adverse to the Grantee any rights or benefits of the Grantee or obligations of the Corporation under the Option. Changes, settlements and other actions contemplated by Section 6 of these Terms shall not be deemed to constitute changes or amendments for purposes of this Section 10. The Corporation may unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. For avoidance of doubt, the Employment Agreement is outside the scope of this integration provision, and, except as expressly provided in Section 2 hereof, nothing contained herein is intended to adversely affect any independent contractual right of the Grantee under the Employment Agreement.

11.	Governing Law.

This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.

12.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 6.2 of these Terms, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

13.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

15.	Clawback Policy.

The Option is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any shares of Common Stock or other cash or property received with respect to the Option (including any value received from a disposition of the shares acquired upon exercise of the Option).

16.	No Advice Regarding Grant.

The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Option (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Option and any shares that may be acquired upon exercise of the Option). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Option Agreement) or recommendation with respect to the Option. Except for the withholding rights contemplated by Section 7 above, the Grantee is solely responsible for any and all tax liability that may arise with respect to the Option and any shares that may be acquired upon exercise of the Option.